Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 9, 2022, with respect to the consolidated financial statements of Grindr Group LLC included in the proxy statement/prospectus of Tiga Acquisition Corp. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-264902) and Prospectus of Tiga Acquisition Corp. for the registration of shares of its common stock and redeemable warrants to purchase common stock.

/s/ Ernst & Young LLP

Los Angeles, California
October 6, 2022